FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE (this “First Amendment”) is entered into as of the _________ day of ________________, 2011 (the “Effective Date”), by and between MS CRESCENT ONE SPV, LLC, a Delaware limited liability company (“Landlord”), and HALLMARK FINANCIAL SERVICES, INC., a Nevada corporation (“Tenant”).

RECITALS:

A.           Landlord and Tenant executed that certain Office Lease dated June 12, 2003 (the “Lease”), covering certain space therein designated as Suite 1000, the Rentable Square Footage of which is 27,808 square feet (the “Premises”), located on the 10th floor of an office building commonly known as Carter Burgess Plaza, and located at 777 Main Street, Fort Worth, Tarrant County, Texas (the “Building”).  Unless otherwise expressly provided herein, capitalized terms used herein shall have the same meanings as designated in the Lease.

B.           Landlord and Tenant desire to amend and modify the Lease in certain respects as provided herein.

AGREEMENT:

In consideration of the sum of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and in the Lease, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby amend and modify the Lease as follows:

1.           Term.  The Lease currently provides that the Term expires on June 30, 2011.  Section 1.G of the Lease is hereby modified and amended to provide that the Term is extended for an additional period of 132 full calendar months, commencing on July 1, 2011 and continuing through and including June 30, 2022, subject to earlier termination as provided in the Lease, as modified by this First Amendment.

2.           Base Rent.  Effective as of July 1, 2011 and continuing throughout the remainder of the Term (as extended hereby), the Lease is hereby modified and amended to provide that the Base Rent due a payable for the Premises shall be in the following amounts:

Period	Annual Rate Per Square Foot	Monthly Base Rent
7/1/2011 through 6/30/2012	$0.00	$0.00
7/1/2012 through 6/30/2013	$20.00	$46,346.67
7/1/2013 through 6/30/2014	$20.50	$47,505.33
7/1/2014 through 6/30/2015	$21.00	$48,664.00
7/1/2015 through 6/30/2016	$21.50	$49,822.67
7/1/2016 through 6/30/2017	$22.00	$50,981.33
7/1/2017 through 6/30/2018	$22.50	$52,140.00
7/1/2018 through 6/30/2019	$23.00	$53,298.67
7/1/2019 through 6/30/2020	$23.50	$54,457.33
7/1/2020 through 6/30/2021	$24.00	$55,616.00
7/1/2021 through 6/30/2022	$24.50	$56,774.67

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All Rent shall be payable in accordance with the terms and provisions of the Lease, as modified by this First Amendment.

3.           Base Year.  Effective as of July 1, 2011, Section 1.F of the Lease is hereby modified and amended to provide that the Base Year shall be calendar year 2011.

4.           Operating Expenses.  Effective as of July 1, 2011, Article 4 of the Lease is hereby deleted in its entirety and replaced with Article 4 contained in Exhibit A attached hereto and made a part hereof.  Additionally, as a result of the revisions contained in this Paragraph 4, (i) the reference to Section 4.D(10) contained in Section 8.B of the Lease is hereby deleted and replaced with “Section 4.I”, and (ii) the reference to Section 4.B contained in Section 8.C of the Lease is hereby deleted and replaced with “Section 4.I”.

5.           Parking.  Effective as of July 1, 2011, Paragraph 1 of Exhibit E attached to the Lease is hereby deleted in its entirety and replaced with the following:

“1.                As of the Commencement Date of the Lease, Tenant shall take and pay for 83 permits allowing access to unreserved spaces in parking facilities which Landlord provides for the use of tenants and occupants of the Building (the “Parking Facilities”).  During the Term (including any renewal or extension), Tenant shall pay Landlord’s quoted monthly contract rate (as set from time to time) for each unreserved permit, plus any taxes thereon, except as provided herein.  In addition, Tenant shall have the right, at any time and from time to time during the Term to convert from Tenant’s unreserved spaces, and pay for, up to 7 permits for reserved garage spaces in the Parking Facilities (each, a “Converted Permit” and collectively, the “Converted Permits”).  Tenant may obtain Converted Permits by giving Landlord no less than 30 days’ advance written notice of its desire to convert to such Converted Permits (the “Parking Notice”), which Parking Notice shall contain: (a) the number of Converted Permits (up to a maximum of 7) which Tenant desires, and (b) the date upon which Tenant desires to convert such Converted Permits (which date shall be no less than 30 days after the date of the Parking Notice).  Except as provided herein, Tenant shall pay Landlord’s quoted monthly contract rate (as set from time to time) for each Converted Permit (plus any taxes thereon) from the date of the taking of such Converted Permits, and such Converted Permits shall be subject to all other terms and conditions related to parking contained in the Lease, including without limitation all terms and conditions of this Agreement.  Notwithstanding the foregoing, commencing on July 1, 2011 and continuing through and including June 30, 2017 (the “Parking Abatement Period”) Tenant’s use of 70 of the foregoing unreserved permits and the reserved permits (if any) (the “Abated Permits”) shall be free of charge.  After the expiration of the Parking Abatement Period, and continuing throughout the remainder of the Term (including any renewal or extension), Tenant shall pay Landlord’s quoted monthly contract rate (as set from time to time) for each of the Abated Permits, plus any taxes thereon.  Tenant shall have the right, upon written notice delivered to Landlord, to convert any of the Converted Permits back to unreserved permits at anytime during the Term; provided that any such conversion back to unreserved permits shall be a one-time right for each Converted Permit and Tenant shall thereafter have no right to convert the same back to a reserved permit.”

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6.           Condition of Premises.  Tenant accepts the Premises in their “as is” condition, and Landlord makes no representations or warranties whatsoever with respect thereto.  However, provided no event of default has occurred, Landlord agrees to construct, or cause to be constructed, leasehold improvements in the Premises in accordance with the Work Letter attached hereto as Exhibit B and made a part hereof.

7.           Option to Extend.  Effective as of July 1, 2011, Tenant’s Option to Extend contained in Rider No. 1 attached to the Lease is hereby deleted in its entirety and replaced with Rider No. 1 attached hereto.

8.           Right of First Refusal.  Effective as of July 1, 2011, Tenant’s Right of First Refusal contained in Rider No. 4 attached to the Lease is hereby deleted in its entirety and replaced with Rider No. 4 attached hereto.

9.           Monument Signage.  During the Term, but only so long as (a) a location on the monument sings associated with the Building becomes available (as determined by Landlord) during the Term, (b) Tenant occupies at least 27,808 Rentable Square Feet in the Building, and (c) no event of default has occurred under the Lease which remains uncured after the expiration of any applicable notice and cure periods, Landlord agrees to install, display and maintain, at Tenant’s sole expense, signage identifying Tenant’s name (the “Monument Signage”) on the monument signs associated with the Building and located at Main Street and 7th Street in Fort Worth, Texas.  The signage rights granted herein are personal to the specific party originally identified as the “Tenant” under the Lease and may not be transferred, shared or assigned in whole or in part to any assignee, subtenant or other tenant in the Building.  The location, size, material, construction and design of the Monument Signage shall be subject to the prior written approval of Landlord, in its sole discretion and compliance with applicable Laws.  Upon the Expiration Date or earlier termination of Tenant’s right to possess the Premises, Tenant shall pay Landlord all expenses incurred in connection with the removal and disposition of the Monument Signage and the repair of any damage caused by the Monument Signage or its removal.

10.           Early Termination.  Tenant shall have the option to terminate the Lease on July 1, 2019 (the “Termination Date”), provided Tenant gives notice thereof to Landlord on or before July 1, 2018, and provided Tenant is not in default under the Lease at the time of the giving of such notice nor on the Termination Date.  Additionally, Tenant’s right to terminate hereunder is conditioned upon the payment in full by Tenant of (i) all Rent through and including the Termination Date, (ii) the cash sum of $163,371.99, and (iii) the unamortized cost (using an amortization rate of 10%) of all tenant improvement allowances and leasing commissions actually paid or provided by Landlord in connection with the Lease, as the same may be modified or amended (items (ii) and (iii) collectively being, the “Termination Payment”).  Fifty percent (50%) of the Termination Payment must be paid simultaneously with the delivery of the notice of termination and the remaining fifty percent (50%) of the Termination Payment must be paid at least 30 days prior to the Termination Date.  After Landlord’s receipt of the full Termination Payment and all Rent through and including the Termination Date, and so long as Tenant has surrendered the Premises in the condition required under the Lease, neither party shall have any rights, liabilities or obligations under the Lease for the period accruing after the Termination Date, except those which, by the provisions of the Lease, expressly survive the termination of the Lease.

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11.           Swing Space.

(a)          The Swing Space (hereinafter defined) is located on a floor in which Jackson Walker L.L.P. (“JW”) leases the balance of the floor.  JW has certain rights to the Swing Space and the Swing Furniture (hereinafter defined) pursuant to a separate lease with Landlord.  The elevator lobby, the multi-tenant corridor and the restrooms are the only Common Areas located on the 21st floor of the Building.  Tenant hereby agrees to certain restrictions on its use of the Swing Space, as contained in subparagraph (b) below, in light of JW’s interests in the Swing Space and the Swing Furniture.

(b)          Landlord acknowledges that the Landlord Work (as defined in the Work Letter attached hereto as Exhibit B) will be installed while Tenant is in occupancy of the Premises.  Landlord agrees, in order to accommodate such Landlord Work, Tenant may occupy certain “Swing Space” (herein so called) for a maximum of one hundred twenty (120) days during the performance of the Landlord Work in the Premises, which one hundred twenty (120) day period shall commence on the earlier of (i) Tenant’s actual occupancy of the Swing Space, or (ii) March 11, 2011.  The Swing Space shall consist of Suite 2120, the Rentable Square Footage of which is 5,136 square feet, located on the 21st floor of the Building, as shown on Exhibit C attached hereto and made a part hereof.  Tenant’s occupancy of the Swing Space shall be subject to all terms and conditions contained in the Lease, as modified by this First Amendment, except that Tenant shall not be obligated to pay Rent for the Swing Space including, without limitation, Base Rent, Tenant’s Pro Rata Share of Excess Operating Expenses, Tenant’s Pro Rata Share of Excess Tax Expenses and Tenant’s Pro Rata Share of electrical service costs as provided in Section 4.I.  Further, Tenant hereby acknowledges and agrees that Tenant shall not have the right to (i) install any Alterations in the Swing Space, or (ii) install any signage in the elevator lobby of the 21st floor of the Building.  The furniture located in the Swing Space (the “Swing Furniture”) is subject to certain rights granted to JW by Landlord.  Landlord will allow Tenant to utilize the Swing Furniture during Tenant’s occupancy of the Swing Space, provided that Tenant shall surrender the Swing Furniture to Landlord in the same condition it was in immediately prior to Tenant’s occupancy of the Swing Space and any “wear or tear” damages to the same must be repaired by Tenant.  Prior to Tenant’s occupancy of the Swing Space, a representative of Landlord and a representative of Tenant shall walk through the Swing Space to inspect the condition of the Swing Space and the Swing Furniture and to inventory the Swing Furniture and shall thereafter jointly prepare a list of any then-existing damage in the Swing Space or to the Swing Furniture (the “Inventory and Condition Report”).  Immediately after Tenant’s surrender of the Swing Space to Landlord, a representative of Landlord and a representative of Tenant shall walk through the Swing Space to assess the condition of the Swing Space and the Swing Furniture and shall thereafter jointly prepare a list of any damage in the Swing Space or to the Swing Furniture that is not listed on the Inventory and Condition Report (the “Damage Report”).  Any items listed on the Damage Report shall be repaired by Landlord at Tenant’s sole cost and expense.  Tenant shall have no right to remove any of the Swing Furniture from the Swing Space.  Any Swing Furniture that is missing from the Swing Space after Tenant’s surrender of the Swing Space to Landlord shall be replaced with reasonably equivalent new furniture at Tenant’s sole cost and expense. Tenant shall hold the Landlord Parties harmless from, and indemnify and defend such parties against, all Claims that arise out of or in connection with any damage or injury occurring in the Swing Space (specifically including any and all damage to the Swing Furniture, wear and tear included).  Landlord hereby notifies Tenant that the Swing Space shall be available for delivery to Tenant as of the Effective Date of this First Amendment.  The Swing Space and the Swing Furniture shall be delivered to Tenant in their current AS IS condition and Landlord makes no warranties or representations with respect thereto.  Tenant shall be solely responsible for the cost of relocating to and from the Swing Space, except as provided in Paragraph 3 of the Work Letter.  In the event Tenant desires to occupy the Swing Space for more than one hundred twenty (120) days, (a) Tenant shall first obtain Landlord’s prior written consent to such occupancy, which consent shall not be unreasonably withheld; provided, however, it shall be deemed reasonable for Landlord to deny consent if Landlord requires the Swing Space for another tenant, either for occupancy or for construction purposes, (b) any such occupancy shall be on a month-to-month basis, terminable by either party upon 30 days written notice to the other, and (c) Tenant shall pay Base Rent for such occupancy of the Swing Space at an annual rate of $20.00 multiplied by the Rentable Square Footage of the Swing Space, in addition to Tenant’s Pro Rata Share of electrical service costs, as provided in Section 4.I, for the Swing Space.

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12.           Relocation.  Effective as of July 1, 2011, Article 23 of the Lease is hereby deleted in its entirety.

13.           Furniture.  Landlord and Tenant hereby agree that Tenant shall purchase the currently existing Landlord’s FF&E (as such term is defined in Section 31.N of the Lease) located in the Premises (the “Conveyed FF&E”) for $1.00 and Landlord will convey the Conveyed FF&E to Tenant via bill of sale, such conveyance to be with no representations or warranties.  The foregoing conveyance and associated consideration shall not reduce the Additional Costs allowance for furniture for the Premises provided in Paragraph 3 of the Work Letter attached hereto as Exhibit B.  Landlord and Tenant hereby further agree that a complete and detailed list of the Conveyed FF&E shall be prepared by Tenant and approved by Landlord within 30 days after the Effective Date of this First Amendment and such list shall be used as an exhibit to the bill of sale conveying the Conveyed FF&E to Tenant.  Such bill of sale shall be in a form reasonably acceptable to Landlord.  Upon the full execution of the associated bill of sale by Landlord and Tenant, the Conveyed FF&E shall become Tenant’s personal property and Tenant’s Removable Property (as such term is defined in Article 29 of the Lease).

14.           Broker.  Tenant represents that it has dealt directly with and only with CresaPartners (whose commission shall be paid by Landlord pursuant to a separate written agreement) in connection with this First Amendment. Tenant shall indemnify and defend the Landlord Parties against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through or under Tenant other than the broker set forth in the immediately preceding sentence.

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15.           Prohibited Persons and Transactions. Tenant represents to Landlord: (i) that neither Tenant nor any person or entity that directly owns a 10% or greater equity interest in it, nor any of its officers, directors or managing members, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under Executive Order 13224 (the “Executive Order”) signed on September 24, 2001, and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”, or other Laws (each such person, a “Prohibited Person”), (ii) that Tenant’s activities do not violate the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, or the regulations or orders promulgated thereunder, as they may be amended from time to time, or other anti-money laundering Laws (the “Anti-Money Laundering Laws”), and (iii) that throughout the Term of this Lease Tenant shall comply with the Executive Order and with the Anti-Money Laundering Laws

16.           Time of the Essence.  Time is of the essence with respect to Tenant’s execution and delivery of this First Amendment to Landlord.  If Tenant fails to execute and deliver a signed copy of this First Amendment to Landlord by 5:00 p.m. (Fort Worth, Texas time), on March 1, 2011, it shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord.  Landlord’s acceptance, execution and return of this document shall constitute Landlord’s agreement to waive Tenant’s failure to meet the foregoing deadline.

17.           Miscellaneous.  This First Amendment shall become effective only upon full execution and delivery of this First Amendment by Landlord and Tenant.  This First Amendment contains the parties’ entire agreement regarding the subject matter covered by this First Amendment, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter.  There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this First Amendment.  Except as modified by this First Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this First Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

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18.           Ratification.  Tenant hereby ratifies and confirms its obligations under the Lease and represents and warrants to Landlord that it has no defenses thereto.  Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

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EXECUTED as of the day and year first above written.

LANDLORD:	TENANT:
MS CRESCENT ONE SPV, LLC, a Delaware limited liability company By: /s/ John L. Zogg, Jr.	HALLMARK FINANCIAL SERVICES, INC., a Nevada corporation By: /s/ Kevin Kasitz
Name: John L. Zogg, Jr.	Name: Kevin Kasitz
Title: Managing Director	Title: EVP

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EXHIBIT A

ARTICLE 4

4.           Rent.

A.           Payments.  As consideration for this Lease, commencing on the Commencement Date, Tenant shall pay Landlord, without any demand, setoff or deduction, the total amount of Base Rent, Tenant’s Pro Rata Share of Excess Operating Expenses (defined in Section 4.B), Tenant’s Pro Rata Share of Excess Tax Expenses (defined in Section 4.H) and any and all other sums payable by Tenant under this Lease (all of which are sometimes collectively referred to as “Rent”).  Tenant shall pay and be liable for Tenant’s allocable portion of all rental, gross receipts, sales and use, or other taxes, if any, imposed upon or measured by rents, receipts or income attributable to ownership, use, occupancy, rental, leasing, operation or possession of the Property.  The monthly Base Rent, Tenant’s Pro Rata Share of Excess Operating Expenses and Tenant’s Pro Rata Share of Excess Tax Expenses shall be due and payable in advance on the first day of each calendar month without notice or demand.  All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord.  All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord.  If the Term commences on a day other than the first day of a calendar month, the monthly Base Rent and Tenant’s Pro Rata Share of any Excess Operating Expenses for the month shall be prorated on a daily basis based on a 360 day calendar year, and such prorated amount shall be due and payable on the first day of the month following the Commencement Date.  Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due.  No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept such check or payment without such acceptance being considered a waiver of any rights such party may have under this Lease or applicable Law.  Furthermore, Landlord shall have the right to return or refuse acceptance of any payments made to Landlord’s lockbox address after an event of default has occurred.  Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

B.           Excess Operating Expenses.  Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Operating Expenses (defined in Section 4.D) for each calendar year during the Term exceed Operating Expenses for the Base Year (the “Excess Operating Expenses”).  Notwithstanding the foregoing, Tenant’s Pro Rata Share of Controllable Expenses (defined below) shall not increase by more than 5% over Tenant’s Pro Rata Share of Controllable Expenses in the previous calendar year, including the Base Year, on a cumulative, compounded basis.  However, any increases in Excess Operating Expenses not recovered by Landlord due to the foregoing limitation shall be carried forward into succeeding calendar years during the Term (subject to the foregoing limitation) until fully recouped by Landlord.  For example, if Controllable Expenses were $100.00 in 2011, then the total Controllable Expenses that could be included in Operating Expenses in 2012 would be $105.00, for 2013 the amount would be $110.25, for 2014 the amount would be $115.76, and so on.  In the preceding example, if Controllable Expenses in both 2013 and 2014 were $112.75, then Landlord could include only $110.25 in Operating Expenses in 2013, but $115.25 (the Controllable Expenses plus the carry-forward from 2013) in 2014.  The term “Controllable Expenses” means all Operating Expenses excluding expenses relating to the cost of utilities, security expenses, insurance, real estate taxes and assessments, and other expenses not within Landlord’s control.  If Operating Expenses in any calendar year decrease below the amount of Operating Expenses for the Base Year, Tenant’s Pro Rata Share of Excess Operating Expenses for that calendar year shall be $0.  In no event shall Base Rent be reduced if Operating Expenses for any calendar year are less than Operating Expenses for the Base Year.  On or about January 1 of each calendar year, Landlord shall provide Tenant with a good faith estimate of the Excess Operating Expenses for such calendar year during the Term.  On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the Excess Operating Expenses.  Prior to May 1 of each calendar year of the Term, if Landlord determines that its good faith estimate of the Excess Operating Expenses was incorrect, Landlord may provide Tenant with a revised estimate.  After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate.  If Landlord does not provide Tenant with an estimate of the Excess Operating Expenses by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the most recent estimate(s) until Landlord provides Tenant with the new estimate (no later than May 1 of each calendar year during the Term).  Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the same year’s prior incorrect estimate(s).  Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate.  Any overpayment shall be credited against the next sums due and owing by Tenant or, if no further Rent is due, refunded directly to Tenant within 30 days of determination.  The obligation of Tenant to pay for Excess Operating Expenses as provided herein shall survive the expiration or earlier termination of this Lease.  If the Expiration Date falls on a date other than December 31st, Tenant’s Excess Operating Expenses and Excess Tax Expenses shall be prorated on a daily basis based on a 360 day calendar year.

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C.           Reconciliation of Operating Expenses.  Within 120 days after the end of each calendar year or as soon thereafter as is practicable but no later than May 1 of each calendar year, Landlord shall furnish Tenant with a statement of the actual Operating Expenses and Excess Operating Expenses for such calendar year.  If the most recent estimated Excess Operating Expenses paid by Tenant for such calendar year are more than the actual Excess Operating Expenses for such calendar year, Landlord shall apply any overpayment by Tenant against Rent due or next becoming due; provided, if the Term expires before the determination of the overpayment, Landlord shall, within 30 days of determination, refund any overpayment to Tenant after first deducting the amount of Rent due.  If the most recent estimated Excess Operating Expenses paid by Tenant for the prior calendar year are less than the actual Excess Operating Expenses for such year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Operating Expenses, any underpayment for the prior calendar year.

D.           Operating Expenses Defined.  “Operating Expenses” means all costs and expenses incurred or accrued in each calendar year in connection with the ownership, operation, maintenance, management, repair and protection of the Property which are directly attributable or reasonably allocable to the Property, including Landlord’s personal property used in connection with the Property and including all costs and expenditures relating to the following, except that if such replacements are properly classified as capital in nature under sound real estate accounting principles consistently applied, the cost of such replacements shall be included in Operating Expenses and amortized pursuant to Section 4.D(8) below.  As used in this Lease, the “sound real estate accounting principles” used by Landlord in calculating Operating Expenses will, to the extent applicable and except as otherwise provided in this Lease, be consistent with “generally accepted accounting principles” or “GAAP”:

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(1)           Operation, maintenance, repair and replacements of any part of the Property, including the mechanical, electrical, plumbing, HVAC, vertical transportation, fire prevention and warning and access control systems; materials and supplies (such as light bulbs and ballasts); equipment and tools; floor, wall and window coverings; personal property; required or beneficial easements; and related service agreements and rental expenses (except for repairs, replacements and general maintenance paid by insurance proceeds).

(2)           Administrative and management costs and fees, including accounting, information and professional services (except for negotiations and disputes with specific tenants not affecting other parties); management office(s); and wages, salaries, benefits, reimbursable expenses and taxes (or allocations thereof) for full and part time personnel involved in operation, maintenance and management (except for fees and expenses paid by insurance proceeds).

(3)           Janitorial service; window cleaning; waste disposal; gas, water and sewer and other utility charges (including add-ons); and landscaping, including all applicable tools and supplies.

(4)           Property, liability and other insurance coverages carried by Landlord, including deductibles and risk retention programs and a proportionate allocation to the Property of the cost of blanket insurance policies maintained by Landlord and/or its Affiliates (defined below).

(5)           Compliance with Laws, including license, permit and inspection fees (but not in duplication of capital expenditures amortized as provided in Section 4.D(8)); and all expenses and fees, including attorneys’ fees and court or other venue of dispute resolution costs, incurred in negotiating or contesting real estate taxes or the validity and/or applicability of any governmental enactments which may affect Operating Expenses; provided Landlord shall credit against Operating Expenses any refunds received from such negotiations or contests to the extent originally included in Operating Expenses (less Landlord’s costs).

(6)           Building safety services, to the extent provided or contracted for by Landlord.

(7)           Goods and services purchased from Landlord’s subsidiaries and Affiliates to the extent the cost of same is consistent with rates charged by unaffiliated third parties for similar goods and services.  Such goods and services shall from time to time be competitively bid on by third party providers.

(8)           Amortization of capital expenditures incurred: (a) to conform with Laws; (b) to provide or maintain building standards (other than building standard tenant improvements); or (c) with the intention of promoting safety or reducing or controlling increases in Operating Expenses, such as lighting retrofit and installation of energy management systems.  Such expenditures shall be amortized uniformly over the following periods of time (together with interest on the unamortized balance at the Prime Rate (defined in Section 19.B) as of the date incurred plus 2%):  for building improvements, the shorter of 10 years or the estimated useful life of the improvement; and for all other items, 3 years for expenditures under $50,000 and 5 years for expenditures in excess of $50,000.  Notwithstanding the foregoing, Landlord may elect to amortize capital expenditures under this subsection over a longer period of time based upon (i) the purpose and nature of the expenditure, (ii) the relative capital burden on the Property, (iii) for cost savings projects, the anticipated payback period, and (iv) otherwise in accordance with sound real estate accounting principles consistently applied.

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E.           Exclusions from Operating Expenses.  Operating Expenses exclude the following expenditures:

(1)           Leasing commissions, attorneys’ fees and other expenses related to leasing tenant space and constructing improvements for the sole benefit of an individual tenant.

(2)           Goods and services furnished to an individual tenant of the Building which are above building standard and which are separately reimbursable directly to Landlord in addition to Excess Operating Expenses.

(3)           Repairs, replacements and general maintenance paid by insurance proceeds or condemnation proceeds or another tenant or responsible third party.

(4)           Except as provided in Section 4.D(8), depreciation, amortization, interest payments on any encumbrances on the Property and the cost of capital improvements or additions.

(5)           Costs of installing any specialty service, such as an observatory, broadcasting facility, luncheon club, or athletic or recreational club.

(6)           Expenses for repairs or maintenance related to the Property which have been reimbursed to Landlord pursuant to warranties or service contracts.

(7)           Costs (other than maintenance costs) of any art work (such as sculptures or paintings) used to decorate the Building.

(8)           Principal payments on indebtedness secured by liens against the Property, or costs of refinancing such indebtedness.

(9)           Rental, gross receipts, sales and use, or other taxes, if any, imposed upon or measured by rents, receipts or income attributable to ownership, use, occupancy, rental, leasing, operation or possession of the Property which have been paid by tenants pursuant to Section 4.A.

(10)           Tax Expenses which are paid separately pursuant to Section 4.H.

(11)           Electrical service costs paid separately pursuant to Section 4.I.

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(12)           Expenses incurred in leasing or procuring new tenants, including advertising and marketing expenses and expenses for preparation of leases or renovating space for new tenants, rent allowances, lease takeover costs, payment of moving costs and similar costs and expenses.

(13)           Costs relating to disputes between Landlord and a specific tenant of the Building.

(14)           The cost of any work or service performed for any tenant (including Tenant) at such tenant’s cost.

(15)           Costs of correcting latent defects in the Premises which are disclosed to Landlord within one year after the Commencement Date.

F.           Proration of Operating Expenses; Adjustments.  If Landlord incurs Operating Expenses for the Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned by Landlord between the Property and the other buildings or properties. If the Building is not 100% occupied during any calendar year or partial calendar year or if Landlord is not supplying services to 100% of the total Rentable Square Footage of the Building at any time during a calendar year or partial calendar year, Operating Expenses shall be determined as if the Building had been 100% occupied and Landlord had been supplying services to 100% of the Rentable Square Footage of the Building during that calendar year.  If Tenant pays for Tenant’s Pro Rata Share of Excess Operating Expenses based on increases over a “Base Year” and Operating Expenses for a calendar year are determined as provided in the prior sentence, Operating Expenses for the Base Year shall also be determined as if the Building had been 100% occupied and Landlord had been supplying services to 100% of the Rentable Square Footage of the Building.  The extrapolation of Operating Expenses under this Section shall be performed by Landlord by adjusting the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the Building.

G.           Audit Rights. Within 60 days after Landlord furnishes its statement of actual Operating Expenses for any calendar year (including the Base Year) (the “Audit Election Period”), Tenant may, at its expense (except as otherwise set forth below), elect to audit Landlord’s Operating Expenses for such calendar year only, subject to the following conditions:  (1) there is no uncured event of default under this Lease; (2) the audit shall be prepared by an independent certified public accounting firm of recognized national standing; (3) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (4) the audit shall commence within 60 days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within 90 days after commencement; (5) the audit shall be conducted during Landlord’s normal business hours at the location where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord’s business; (6) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute Landlord’s confidentiality agreement for Landlord’s benefit prior to commencing the audit; and (7) the accounting firm’s audit report shall, at no charge to Landlord, be submitted in draft form for Landlord’s review and comment before the final approved audit report is delivered to Landlord, and any reasonable comments by Landlord shall accompany the final audit report.  This paragraph shall not be construed to limit, suspend, or abate Tenant’s obligation to pay Rent when due, including estimated Excess Operating Expenses.  Landlord shall credit any overpayment determined by the final approved audit report against the next Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant within 30 days of determination.  Likewise, Tenant shall pay Landlord any underpayment determined by the final approved audit report within 30 days of determination.  The foregoing obligations shall survive the expiration or termination of this Lease.  If Tenant does not give written notice of its election to audit Landlord’s Operating Expenses during the Audit Election Period, Landlord’s Operating Expenses for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same.  The right to audit granted hereunder is personal to the initial Tenant named in this Lease and to any assignee under a Permitted Transfer (defined below) and shall not be available to any subtenant under a sublease of the Premises.  If the audit proves that Landlord’s calculation of Operating Expenses for the calendar year under inspection was overstated by more than five percent (5%), then, after verification, Landlord shall pay Tenant’s actual reasonable out-of-pocket audit and inspection fees applicable to the review of said calendar year statement within thirty (30) days after receipt of Tenant’s invoice therefor.

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H.           Tax Expenses.  Tenant’s “Tax Base Year” shall be calendar year 2011.  In addition to the Excess Operating Expenses, and as a separate obligation, Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Tax Expenses (defined below) for each calendar year during the Term (after the Tax Base Year) exceed Tax Expenses for the Tax Base Year (the “Excess Tax Expenses”).  “Tax Expenses” shall mean real estate taxes, assessments, excises, association dues, fees, levies, charges and other taxes of every kind and nature whatsoever, general and special, extraordinary and ordinary, foreseen and unforeseen, including interest on installment payments, which may be levied or assessed against or arise in connection with ownership, use, occupancy, rental, leasing, operation or possession of the Property, or paid as rent under any ground lease.  Tax Expenses shall include, without limitation: (i) any tax on the rent or other revenue from the Property, or any portion thereof, or as against the business of owning or leasing the Property, or any portion thereof, including any business, gross margins, or similar tax payable by Landlord which is attributable to rent or other revenue derived from the Property, (ii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, (iii) personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property, (iv) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises, and (v) any assessment, tax, fee, levy or charge substituted, in whole or in part, for a tax previously in existence, or assessed in lieu of a tax increase.  Tax Expenses shall not include Landlord’s estate, excise, income or franchise taxes (except to the extent provided above).  Tenant shall, with each monthly payment of Base Rent, pay Landlord’s estimate of Tenant’s Pro Rata Share of Excess Tax Expenses in the same manner as provided for Operating Expenses in Sections 4.B, C, and F.  Additionally, the provisions of Sections 4.B, C, and F applicable to Operating Expenses and Excess Operating Expenses shall be equally applicable to Tax Expenses and Excess Tax Expenses respectively.

I.           Electrical Costs.  In addition to the Excess Operating Expenses, and as a separate obligation, Tenant shall pay Landlord Tenant’s Pro Rata Share of the following costs incurred by Landlord which are directly attributable or reasonably allocable to the Building:  (1) electrical services used in the operation, maintenance and use of the Property; (2) sales, use, excise and other taxes assessed by governmental authorities on electrical services supplied to the Property; and (3) other costs of providing electrical services to the Property.  Tenant shall, with each monthly payment of Base Rent, pay Landlord’s estimate of Tenant’s Pro Rata Share of such electrical service costs in the same manner as provided for Operating Expenses in Sections 4.B, C, and F.

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EXHIBIT B

WORK LETTER

This Work Letter is attached as an Exhibit to a First Amendment to Office Lease (the “First Amendment”) between MS CRESCENT ONE SPV, LLC, as Landlord, and HALLMARK FINANCIAL SERVICES, INC., as Tenant, for the Premises, the Rentable Square Footage of which is 27,808 square feet, located on the 10th floor of the Building.  Unless otherwise specified, all capitalized terms used in this Work Letter shall have the same meanings as in the Lease, as modified by the First Amendment.  In the event of any conflict between the Lease and this Work Letter, the latter shall control.

1.           Approved Construction Documents.

(A)           Tenant’s Information.  Within 10 days after the Effective Date of the First Amendment, Tenant shall submit to Landlord (i) the name of a representative of Tenant who has been designated as the person responsible for receiving all information from and delivering all information to Landlord relating to the construction of the Landlord Work (as defined below), and (ii) all information necessary for the preparation of complete, detailed architectural, mechanical, electrical and plumbing drawings and specifications for construction of the Landlord Work in the Premises, including Tenant’s partition and furniture layout, reflected ceiling, telephone and electrical outlets and equipment rooms, initial provider(s) of telecommunications services, doors (including hardware and keying schedule), glass partitions, windows, critical dimensions, imposed loads on structure, millwork, finish schedules, security devices, if any, which Tenant desires or Landlord requires to have integrated with other Building safety systems, and HVAC and electrical requirements (including Tenant’s connected electrical loads and the National Electrical Code (NFPA-70) Design Load Calculations), together with all supporting information and delivery schedules (“Tenant’s Information”).

(B)           Construction Documents.  Following Landlord’s execution of the First Amendment and receipt of Tenant’s Information, Tenant’s designated architectural/engineering firm shall prepare and submit to Landlord all finished and detailed architectural drawings and specifications, including mechanical, electrical and plumbing drawings (the “Construction Documents”).  Landlord (or its designated representative) reserves the right to designate the location(s) of all of Tenant’s mechanical, electrical or other equipment and the manner in which such equipment will be connected to Building systems.

(C)           Approved Construction Documents.  Within 3 Business Days after receipt, Tenant shall (i) approve and return the Construction Documents to Landlord, or (ii) provide Landlord Tenant’s written requested changes to the Construction Documents, in which event Landlord shall have the Construction Documents revised (as Landlord deems appropriate) and resubmitted to Tenant for approval within 3 Business Days after receipt.  If Tenant fails to request changes within such 3 Business Day period, Tenant shall be deemed to have approved the Construction Documents.  Upon Tenant’s approval, the Construction Documents shall become the “Approved Construction Documents.”  By granting approval of the Construction Documents (whether such approval is expressly granted or deemed given as provided above), Tenant shall be deemed to have confirmed by means of calculations or metering that the available capacity of the Building electrical system will support Tenant’s electrical requirements.

B-i

2.           Pricing and Bids.  Following receipt of the Approved Construction Documents, Landlord will promptly price the construction of the Landlord Work with approved general contractors in accordance with the Approved Construction Documents and furnish written price estimates to Tenant.  Upon receipt, Tenant shall promptly review such estimates and complete negotiations with Landlord for any changes or adjustments thereto.  Within 5 Business Days after such receipt, Tenant shall return the estimates with written approval to Landlord.  If Tenant fails to give its approval within such 5 Business Day period, the lowest competent estimates will be deemed approved by Tenant.

3.           Landlord’s Contributions.  Landlord will provide a construction allowance not to exceed $32.00 multiplied by the Rentable Square Footage of the Premises (the “Construction Allowance”), toward the cost of constructing the Landlord Work.  Payments shall be made directly to Landlord’s contractor performing the Landlord Work.  The cost of (a) all space planning, design, consulting or review services and construction drawings, (b) extension of electrical wiring from Landlord’s designated location(s) to the Premises, (c) purchasing and installing all building equipment for the Premises (including any submeters and other above building standard electrical equipment approved by Landlord), (d) required metering, re-circuiting or re-wiring for metering, equipment rental, engineering design services, consulting services, studies, construction services, cost of billing and collections, (e) materials and labor, and (f) an asbestos survey of the Premises if required by applicable Law, shall all be included in the cost of the Landlord Work and may be paid out of the Construction Allowance, to the extent sufficient funds are available for such purpose.  Tenant acknowledges that an asbestos survey will probably be required by applicable Law and that the time required for such asbestos surveys should be incorporated in Tenant’s construction planning.  In addition, and provided that there are sufficient funds available in the Construction Allowance after completion of the Landlord Work as provided herein, Tenant may utilize the remaining portion of the Construction Allowance, in an amount not to exceed $10.00 multiplied by the Rentable Square Footage of the Premises, toward (i) a credit against Base Rent (the “Rent Credit”), (ii) the cost of project management for the Landlord Work, (iii) moving expense associated with the Landlord Work, and (iv) furniture for the Premises (items (ii) through (iv) collectively being the “Additional Costs”).  Subject to the foregoing limitation, in the event that Tenant elects to use the foregoing for the payment of Additional Costs, Landlord will pay such Additional Costs within thirty-one (31) days after receipt from Tenant of third-party invoices therefor.  The Rent Credit, if utilized, will be credited to Tenant in such manner as determined by Landlord.  Subject to the foregoing two sentences, the Construction Allowance made available to Tenant under this Work Letter must be utilized for its intended purpose on or before December 31, 2016 or be forfeited with no further obligation on the part of Landlord.

B-ii

4.           Construction.

(A)           General Terms.  Subject to the terms of this Work Letter, Landlord agrees to cause leasehold improvements to be constructed in the Premises (the “Landlord Work”) in a good and workmanlike manner in accordance with the Approved Construction Documents.  Tenant acknowledges that Landlord is not an architect or engineer, and that the Landlord Work will be designed and performed by independent architects, engineers and contractors.  Accordingly, Landlord does not guarantee or warrant that the Approved Construction Documents will comply with Laws or be free from errors or omissions, nor that the Landlord Work will be free from defects, and Landlord will have no liability therefor.  Landlord agrees to assign its interest to Tenant in any applicable warranties.  In addition, Landlord’s approval of the Construction Documents or the Landlord Work shall not be interpreted to waive or otherwise modify the terms and provisions of the Lease.  Except with respect to the economic terms set forth in Paragraph 3 of this Work Letter, the terms and provisions contained in this Work Letter shall survive the completion of the Landlord Work and shall govern in all applicable circumstances arising under the Lease throughout the term of the Lease, including the construction of future improvements in the Premises.  Tenant acknowledges that Tenant’s Information and the Approved Construction Documents must comply with (i) the definitions used by Landlord for the electrical terms used in this Work Letter, (ii) the electrical and HVAC design capacities of the Building, (iii) Landlord’s policies concerning communications and fire alarm services, and (iv) Landlord’s policies concerning Tenant’s electrical design parameters, including harmonic distortion.  Upon Tenant’s request, Landlord will provide Tenant a written statement outlining items (i) through (iv) above.

(B)           ADA Compliance.  Landlord shall, as an Operating Expense, be responsible for ADA (and any applicable state accessibility standard) compliance for the core areas of the Building (including elevators, Common Areas, and service areas), the Property’s parking facilities and all points of access into the Property.  Tenant shall, at its expense, be responsible for ADA (and any applicable state accessibility standard) compliance in the Premises, including restrooms on any floor now or hereafter leased or occupied in its entirety by Tenant, its Affiliates or transferees.  Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Approved Construction Documents comply with ADA requirements, including submission of the Approved Construction Documents for review by appropriate state agencies.  Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant.

(C)           Tenant’s Occupancy During Construction.  Tenant acknowledges that Landlord will be conducting the Landlord Work while Tenant is in possession of the Premises, and agrees that Landlord, its agents, employees and contractors shall have the right to enter the Premises during business hours to conduct the Landlord Work.  Tenant understands that the Landlord Work to be performed pursuant to this Work Letter may result in noise, vibration, dirt, dust, odors, and other circumstances commonly attendant to construction.  Tenant hereby waives any claim of injury or inconvenience to Tenant’s business, interference with Tenant’s business, loss of occupancy or quiet enjoyment of the Premises, or any other loss occasioned by such entry or the performance of the Landlord Work required pursuant to the terms of this Work Letter, and the same shall not relieve Tenant of any obligations under the Lease, as modified by the First Amendment.  Landlord will attempt to minimize the disruption to Tenant’s business during its performance of the Landlord Work.  No entry into the Premises by Landlord under this Work Letter shall be deemed a forcible or unlawful entry into the Premises or a detainer of the Premises, or an eviction, actual or constructive, of Tenant from the Premises, or any part of the Premises, nor shall such entry entitle Tenant to damages or an abatement of Rent or other charges that the Lease, as modified by the First Amendment, requires Tenant to pay.  Tenant shall fully cooperate with Landlord and its contractors and shall not in anyway impede, inhibit or hinder any of the Landlord Work.

B-iii

5.           Costs.

(A)           Change Orders and Cost Overruns.  Landlord’s approval is required in advance of all changes to, and deviations from, the Approved Construction Documents (each, a “Change Order”), including any (i) omission, removal, alteration or other modification of any portion of the Landlord Work, (ii) additional architectural or engineering services, (iii) changes to materials, whether building standard materials, specially ordered materials, or specially fabricated materials, or (iv) cancellation or modification of supply or fabrication orders.  Except as otherwise expressly provided in this Work Letter, all costs of the Landlord Work in excess of the Construction Allowance including Change Orders requested by Tenant and approved by Landlord which increase the cost of the Landlord Work (collectively, “Cost Overruns”) shall be paid by Tenant to Landlord within 30 days of receipt of Landlord’s invoice.  In addition, at Landlord’s election, Landlord may require Tenant to prepay any projected Cost Overruns within 30 days of receipt of Landlord’s invoice for same.  Landlord may stop or decline to commence all or any portion of the Landlord Work until such payment (or prepayment) of Cost Overruns is received.  Within 30 days of Tenant’s receipt of Landlord’s invoice, Tenant shall pay Landlord the entire amount of all Cost Overruns, less any prepaid amounts.  Tenant’s failure to pay, when due, any Cost Overruns or the cost of any Change Order shall constitute an event of default under the Lease.

(B)           Construction Management Fee.  Within 15 Business Days following the date of invoice, Tenant shall, for supervision and administration of the construction and installation of the Landlord Work, pay Landlord a construction management fee equal to 2% of the hard construction costs for the Landlord Work, which may be paid from the unused portion of the Construction Allowance (if any).  Tenant’s failure to pay such construction management fee when due shall constitute an event of default under the Lease.

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EXHIBIT C

OUTLINE AND LOCATION OF SWING SPACE

C-i

RIDER NO. 1

OPTION TO EXTEND

A.           Renewal Period. Tenant may, at its option, extend the Term for 2 renewal period of 5 years each (the “Renewal Period”) by written notice to Landlord (the “Renewal Notice”) given no earlier than 12 nor later than 9 months prior to the expiration of the Term (or the prior Renewal Period, as applicable), provided that at the time of such notice and at the commencement of such Renewal Period, (i) Tenant remains in occupancy of the Premises, and (ii) no uncured event of default exists under the Lease.  The Base Rent payable during the Renewal Period shall be at the Market Rental Rate (hereinafter defined) for the Premises.  Except as provided in this Rider No. 1, all terms and conditions of the Lease shall continue to apply during the Renewal Period.

B.           Acceptance.  Within 30 days of the Renewal Notice, Landlord shall notify Tenant of the Base Rent and the new Base Year for such Renewal Period (the “Rental Notice”).  Tenant may accept the terms set forth in the Rental Notice by written notice (the “Acceptance Notice”) to Landlord given within 30 days after receipt of the Rental Notice.  If Tenant timely delivers its Acceptance Notice, Tenant shall, within 30 days after receipt, execute a lease amendment confirming the Base Rent, the Base Year and other terms applicable during the Renewal Period.  If Tenant fails timely (i) to deliver its Acceptance Notice or (ii) to execute and return the required lease amendment, then this Option to Extend shall automatically expire and be of no further force or effect.  In addition, this Option to Extend shall terminate upon assignment of this Lease or subletting of all or any part of the Premises, except in connection with a Permitted Transfer.

C.           Market Rental Rate.  The “Market Rental Rate” is the rate (or rates) a willing tenant would pay and a willing landlord would accept for a comparable transaction (e.g., renewal, expansion, relocation, etc., as applicable, in comparable space and in a comparable building), as of the commencement date of the applicable term, neither being under any compulsion to lease and both having reasonable knowledge of the relevant facts, considering the highest and most profitable use if offered for lease in the open market with a reasonable period of time in which to consummate a transaction.  In calculating the Market Rental Rate, all relevant factors will be taken into account, including the location and quality of the Building, lease term, amenities of the Property, condition of the space and any concessions and allowances commonly being offered by Landlord for comparable transactions in the Property.  The parties agree that the best evidence of the Market Rental Rate will be the rate then charged by comparable buildings for comparable transactions in Fort Worth, Texas.

Rider No. 1-i

RIDER NO. 4

RIGHT OF FIRST REFUSAL

Provided this Lease is then in full force and effect and no event of default, as defined in Article 18 of this Lease, shall have occurred and shall remain uncured, Tenant shall have an ongoing right of first refusal as hereinafter described to lease that portion of the space to be leased to a prospective tenant (the “Offered Space”) which is all or part of the space (the “Right of First Refusal Space”) located on the 7th and 9th floors of the Building at such time as Landlord engages in negotiations with a prospective tenant, exercisable at the following times and upon the following conditions:

1.           If Landlord enters into negotiations with a prospective tenant to lease the Offered Space, Landlord shall notify Tenant of such fact and shall include in such notice the rent, term, and other terms (including, but not limited to, finish out, moving allowances and design fees) at which Landlord is prepared to offer such Offered Space to such prospective tenant, except as provided below.  Tenant shall have a period of five (5) Business Days from the date of delivery of the notice to notify Landlord whether Tenant elects to exercise the right granted hereby to lease the Offered Space.  If Tenant fails to give any notice to Landlord within the required five (5) Business Day period, Tenant shall be deemed to have waived its right to lease the Offered Space.  Notwithstanding the foregoing, if Landlord enters into negotiations with a prospective tenant to lease the Offered Space during the Fixed Rate Period (hereinafter defined) then such space shall be offered to Tenant upon the same terms and conditions as the Lease, as modified by this First Amendment; provided that the improvement allowance applicable to the Offered Space shall be calculated by multiplying (i) $32.00 multiplied by a fraction, the numerator of which is the number of months remaining in the Term as of the commencement date of Tenant’s lease of the Offered Space, and the denominator of which is 132, by (ii) the Rentable Square Footage of the Offered Space.  The “Fixed Rate Period” shall mean the period of time commencing on July 1, 2011 and continuing through and including June 30, 2013.

2.           If Tenant so waives its right to lease the Offered Space (either by giving written notice thereof or by failing to give any notice), Landlord shall have the right to lease the Offered Space to the prospective tenant.

3.           If Landlord does not enter into a lease with such prospective tenant covering the Offered Space, Landlord shall not thereafter engage in other lease negotiations with respect to the Right of First Refusal Space without first complying with the provisions of this Rider No. 4.

4.           Upon the exercise by Tenant of its right of first refusal as provided in this Rider No. 4, Landlord and Tenant shall, within fifteen (15) days after Tenant delivers to Landlord notice of its election, enter into a lease covering the Offered Space for the rent, for the term, and containing such other terms and conditions as Landlord notified Tenant pursuant to paragraph 1 above.

5.           Any assignment (other than in connection with a Permitted Transfer) or the subletting by Tenant of any portion of the Premises pursuant to Article 11 of this Lease shall terminate the right of first refusal of Tenant contained herein.

Rider No. 4-i

6.           The right of first refusal of Tenant contained herein shall be subject and subordinate to any rights of renewal, expansion or extension existing under any other tenant leases for the Building as of the Effective Date of this First Amendment.  Further, the right of first refusal of Tenant contained herein shall be subject and subordinate to any lease by any then-current tenant of the space by renewal, extension or renegotiation (whether agreed to prior to or after the Effective Date of this First Amendment)

Rider No. 4-ii